Exhibit 3.2
                                                Amended and Restated
                                           By-Laws of Andersen Group, Inc.
                                                As of April 18, 1997

I.       The  name of the Corporation is Andersen Group, Inc.

II. All Stockholders' meetings shall be held within the State of Connecticut.

III. Meetings of the Stockholders shall be held at the office of the Corporation in Bloomfield or at such other place as the Directors may determine. The Annual Meeting of the Stockholders shall be held on such day in the month of June or July in each year as the Directors may determine, or in default of such determination shall be held on the 15th day of June, if not a legal holiday, and if a legal holiday, then on the next succeeding business day.

IV. Special meetings of the Stockholders may be called by the President and shall upon the written request of Stockholders holding one-tenth of the capital stock issued and outstanding be called by the President. In case of the neglect or refusal of the President to call a meeting on such request, the Stockholder or Stockholders so requesting may call the same.

V. The property and affairs of the Corporation shall be managed by a Board of not less than three nor more than thirteen Directors, who may but need not be Stockholders of the Corporation. The Directors shall be elected by ballot at the Annual Meeting and shall hold office until the next Annual Meeting and until others are chosen and qualified in their stead. The Board of Directors may exercise all such power and do all such things as may be exercised or done by the Corporation but subject, nevertheless, to the provisions of the statutes of the State, of the Certificate of Incorporation and of these By-Laws.

VI. At their First meeting after the election of Directors, the Directors shall elect from their number by ballot a President and shall appoint a Secretary and a Treasurer and may from time to time elect or appoint such other officers as the Board shall deem expedient to hold their respective offices during the pleasure of the Board. The offices of President and Treasurer and the offices of Secretary and Treasurer may be filled by the same person.

VII. The duties of the officers of the Corporation shall be such as are imposed by law and from time to time prescribed by the Directors.

VIII. Meetings of the Directors may be called by the President or by any two Directors at any time on reasonable notice to each Director.

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IX.      If the office of any  Director  or of any  officer  of the  Corporation becomes vacant by reason of death, resignation or otherwise, the remaining Directors or Director present at any meeting, although less than a quorum, may by a majority vote, fill such vacancy, the person or persons so chosen or appointed to hold office for the unexpired portion of the term of his predecessor or predecessors.

X. The seal of this Corporation shall bear the words "Andersen Group,Inc. Seal Connecticut", the imprint of said seal being shown in the margin hereof.

XI. A majority of the Directors present at any regular or at any special meeting may alter, amend or add to these By-Laws, but no By-Law shall be adopted and no existing By-Law shall be amended or replaced unless written notice of such proposed action shall have been given in the Call for the meeting at which such adoption, amendment or repeal is to be acted upon.

XII. Regular transfer books shall be kept by the Secretary or his/her delegate, and no transfer shall be permitted except upon said books by the Stockholder in person, or by power of attorney executed by him for that purpose. In order to determine the Shareholders entitled to notice of a Shareholders' meeting, to demand a special meeting, to vote or to take other action, the Board may fix a future date as the record date;provided that the date selected may not be more than seventy (70) days before the meeting or action requiring a determination of Shareholders.If the Board fails to select a record date, the record date shall be (i) the day before notice is sent or otherwise given to Shareholders of an annual meeting or a special meeting called other than by demand of the requisite number of Shareholders, (ii) the day the first Shareholder signs a demand for any special meeting to be held as a result of such demand; or (iii) the day the first
         Shareholder signs a writing to take action without a meeting for any Shareholder action to be so taken.

XIII. Each Director and each officer shall be indemnified by the Corporation against legal and other expenses reasonably incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding to which he may be a party by reason of his being or having been a Director or officer of the Corporation or of any other corporation at least one-half of the voting stock of which is owned or controlled by this Corporation and which he serves as Director or officer at the request of this Corporation, except in relation to matters as to which he shall be finally adjudged to be liable for negligence or misconduct in the performance of his duty as such Director of officer. Such right of indemnification shall also extend to persons who have previously served as Directors or officers and shall not be exclusive of any other rights under any statute, by-laws, agreement, vote, resolution or rule of law.



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XIV.     Whenever  any notice is required to be given  under the  provisions  of these By-laws, or of the Certificate of Incorporation, or of any of the laws of the State of Connecticut, a waiver thereof, in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

XV. The Board of Directors, by resolution adopted by the affirmative vote of Directors holding a majority of the Directorships, at a meeting of which a quorum is present, may designate two or more Directors to constitute an Executive Committee or other committees, which committees shall have and may exercise all such authority of the Board of Directors as shall be provided in such resolution, subject to the provisions of the statutes of the State of Connecticut, of the Certificate of Incorporation, and of these By-laws.

XVI. The holder of 33 1/3% of the outstanding shares of the common voting stock shall constitute a quorum at a meeting of the Stockholders for the transaction of any business. The Stockholders present may adjourn the meeting despite the absence of a quorum.